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Exhibit (d)(22)

DESCRIPTION OF THE NOTES

        We issued the 2008 notes and the 2010 notes, each of which constitutes a separate series of debt securities, under an indenture dated as of June 11, 2003 between us and U.S. Bank National Association, as trustee, and, pursuant to a registration rights agreement with the initial purchasers, are registering the resale of the notes and the common stock underlying the notes on the registration statement of which this prospectus is a part. The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because those agreements, and not this description, define your rights as a holder of the notes. A copy of each of the form of indenture, the form of certificate evidencing the notes and the registration rights agreement is available to you upon request.

        In this section of the prospectus entitled "Description of the Notes," when we refer to "Cephalon," "we," "our," or "us," we are referring to Cephalon, Inc. and not any of its subsidiaries.

General

        The notes are general unsecured obligations of Cephalon and are subordinate in right of payment as described under "—Subordination of Notes." The notes will be convertible into common stock as described under "—Conversion of Notes." The 2008 notes are limited to $375,000,000 aggregate principal amount. The 2010 notes are limited to $375,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 and in multiples of $1,000. The notes will mature on June 15, 2033, unless earlier converted by you, redeemed at our option or purchased by us at your option.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Cephalon, except to the extent described under "—Purchase of Notes at Your Option Upon a Change in Control."

        We will not pay interest on the notes. However, interest amounts will be payable if specified defaults under the registration rights agreement occur.

        We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

  General

        You may surrender 2008 notes for conversion into shares of our common stock at a conversion price of $59.50 per share, and 2010 notes at a conversion price of $56.50 per share, in each case subject to the conversion price adjustments described below, if any of the following conditions is satisfied:

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  if the closing sale price of our common stock on the trading day prior to the day of surrender is more than 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender;

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  if we have called the notes for redemption;

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  if the average of the trading prices of the notes for any five consecutive trading-day period is less than 100% of the average of the conversion values of the notes during that period, subject to certain limitations; or

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  if we make certain significant distributions to holders of our common stock or we enter into specified corporate transactions.

        We describe each of these conditions in greater detail below.

  Conversion Upon Satisfaction of Market Price Condition

        You may surrender notes for conversion into shares of our common stock if the closing sale price of our common stock on The Nasdaq National Market, or if the shares are not then quoted on The Nasdaq National Market, such other principal national securities exchange on which our common stock is listed, on the trading day prior to the day of surrender, exceeds 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender.

        The conversion agent will, on our behalf, determine daily if the notes are convertible and will notify us and the trustee accordingly.

        The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated.

  Conversion Upon Notice of Redemption

        You may surrender for conversion a note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time. If you have already delivered a purchase notice or notice of your exercise of your option to require us to repurchase your notes upon the occurrence of a change in control (defined below) with respect to a note, however, you may not surrender that note for conversion until you have withdrawn the notice in accordance with the indenture.

  Conversion Upon Trading Price of Notes Falling Below Trading Value of the Notes

        If after any five consecutive trading-day period in which the average of the trading prices (defined below) for the notes for that five trading-day period was less than 100% of the average of the conversion values (defined below) for the notes during that period, you may surrender notes for conversion at any time during the following 10 trading days; provided, however, that no notes may be converted based on the satisfaction of this condition during the six-month period immediately preceding each specified date on which you may require us to repurchase your notes (for example, with respect to the June 15, 2008 put date for the 2008 notes, the 2008 notes may not be converted from December 15, 2007 to June 15, 2008).

        We define "trading price" in the indenture to mean, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the applicable conversion rate of the notes multiplied by (b) the closing sale price of our common stock on The Nasdaq National Market.

        We define the "conversion value" of a note in the indenture to mean the product of the last reported bid price of our common stock on any date of determination multiplied by the conversion rate of the note in effect on that date, which is the number of shares of our common stock into which the note is convertible.

  Conversion Upon Specified Corporate Transactions

        Even if the market price contingency described above under "—Conversion Rights—Conversion Upon Satisfaction of Market Price Condition" has not occurred, if we elect to distribute to all holders of our common stock:

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  certain rights or warrants entitling them to subscribe for or purchase our common stock at less than the current market price (as defined in the indenture) on the record date for such issuance (excluding purchase rights governed by our stockholder rights plan), or

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  cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below of adjustments to the conversion price), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

        In addition, in the event that we are a party to a consolidation, merger, transfer or lease of all or substantially all of our assets or a merger which reclassifies or changes our common stock pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 15 days prior to the anticipated effective time of the transaction until 15 days after the actual date of such transaction. If the transaction also constitutes a "change in control," the holder can require us to purchase all or a portion of its notes as described under "—Purchase of Notes at Your Option upon a Change in Control."

        The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

        If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

  Conversion Price Adjustments

        The conversion price will be adjusted upon the occurrence of:

          (1)   the issuance of shares of our common stock as a dividend or distribution on our common stock;

          (2)   the subdivision or combination of our outstanding common stock;

          (3)   the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

          (4)   the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

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    dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

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    dividends or distributions exclusively in cash referred to in clause (5) below; and

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    distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

          (5)   the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 3% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

          (6)   the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 3% of our market capitalization on the expiration date of such tender offer.

        To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

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  any reclassification of our common stock;

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  a consolidation, merger or combination involving Cephalon; or

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  a sale or conveyance to another person of the property and assets of Cephalon as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price on the notes for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

        The payment of the principal of, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of notes. The indenture requires that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

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  a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

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  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or other person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

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  in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

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  in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist, or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage may be commenced for a default unless:

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  365 days have elapsed since our receipt of the prior payment blockage notice; and

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  all scheduled payments on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        A portion of our operations are, or in the future may be, conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of September 30, 2003, we had outstanding approximately $35.1 million of senior indebtedness and $645.7 million of convertible notes that rank equally with the notes.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the holders of notes.

        The term "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness);

        "indebtedness" means:

          (1)   all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Cephalon or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2)   all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3)   all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

          (4)   all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

          (5)   all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (6)   all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

          (7)   any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6); and

        "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Cephalon whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Cephalon, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

          (1)   indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

          (2)   any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

          (3)   indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

Optional Redemption by Cephalon

        We may redeem for cash the 2008 notes on June 15, 2008 and the 2010 notes on June 15, 2010, in each case on at least 15 days and no more than 60 days notice, in whole or in part, at a redemption price equal to 100.25% of the principal amount of the notes being redeemed. After June 15, 2008, we may redeem for cash the 2008 notes, and after June 15, 2010, we may redeem for cash the 2010 notes, in each case on at least 15 days and no more than 60 days notice, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

        Holders may convert notes or portions of notes called for redemption even if the market price contingency described under "—Conversion Rights" has not occurred, until the close of business on the day that is two business days prior to the redemption date.

        If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option on Specified Dates

        On June 15, 2008, June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028, holders may require us to purchase any outstanding 2008 notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. On June 15, 2010, June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, holders may require us to purchase any outstanding 2010 notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

        We will purchase each outstanding note for which a holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of the notes being redeemed, except purchases of 2008 notes on June 15, 2008 and purchases of 2010 notes on June 15, 2010, for which the purchase price is equal to 100.25% of the principal amount.

        We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see "United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Sale, Exchange or Redemption of Notes."

  Required Notices and Procedure

        On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

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  the certificate numbers of the holder's notes to be delivered for purchase;

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  the aggregate principal amount of notes to be purchased; and

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  that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

        A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

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  the certificate numbers of the notes being withdrawn;

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  the aggregate principal amount of the notes being withdrawn; and

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  the aggregate principal amount, if any, of the notes that remain subject to the purchase notice.

        In connection with any purchase offer, we will:

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  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

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  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

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  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

        Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money or securities sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        Certain of our debt agreements may limit our ability to purchase notes.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

Purchase of Notes at Your Option upon a Change in Control

        If a change in control occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 30 business days after the occurrence of such change in control (the "change in control purchase date") at a purchase price equal to 100% of the principal amount of the notes. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

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  information about, and the terms and conditions of, the change in control;

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  information about the holders' right to convert the notes;

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  the holders' right to require us to purchase the notes;

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  the procedures required for exercise of the purchase option upon the change in control; and

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  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

        A change in control will be deemed to have occurred if any of the following occurs:

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  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

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  we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

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  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Cephalon (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if either:

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  the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the date of the change in control is at least equal to 110% of the conversion price for the notes in effect on such date; or

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  in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

        For purposes of this change in control definition:

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  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

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  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

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  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

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  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

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  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

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  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

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  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

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  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Certain of our debt agreements may prohibit our redemption or repurchase of the notes and provide that a change in control constitutes an event of default.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

          (1)   we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

          (2)   we fail to pay any interest amounts (defined below), on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

          (3)   we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

          (4)   we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

          (5)   we fail to provide timely notice of a change in control;

          (6)   any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $10.0 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

          (7)   certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

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  the holder has previously given the trustee written notice of a continuing event of default;

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  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

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  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

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  we fail to pay principal, premium or any interest amounts on any note when due;

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  we fail to convert any note into common stock; or

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  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Cephalon, to the officers' knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

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  change the stated maturity of the principal of, or any interest amounts on, any note;

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  reduce the principal amount of or any premium or interest amounts on any note;

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  reduce the amount of principal payable upon acceleration of the maturity of any note;

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  change the currency of payment of principal of, or any premium or interest amounts on, any note;

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  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

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  modify the provisions with respect to the purchase rights of the holders upon described under "—Purchase of Notes at Your Option on Specified Dates" and "—Purchase of Notes at Your Option upon a Change of Control" in a manner adverse to holders;

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  modify the subordination provisions in a manner materially adverse to the holders of notes;

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  adversely affect the right of holders to convert notes other than as provided in the indenture;

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  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

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  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

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  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

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  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Registration Rights Granted to the Initial Purchasers of the Notes

        We and the initial purchasers entered into a registration rights agreement on June 11, 2003. In this agreement, we agreed to file the shelf registration statement of which this prospectus is a part under the Securities Act not later than 90 days after June 11, 2003 to register resales of the notes and the shares of common stock into which the notes are convertible. The notes and the common stock issuable upon conversion of the notes are referred to collectively as registrable securities. We will use all commercially reasonable efforts to have the shelf registration statement of which this prospectus is a part declared effective as promptly as practicable but not later than 180 days after June 11, 2003, and to keep it effective until the earliest of:

          (1)   two years from the date of the shelf registration statement of which this prospectus is a part;

          (2)   the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

          (3)   the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        We will be permitted to suspend the use of this prospectus for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement of which this prospectus is a part generally is required to provide information about itself and the specifics of the sale, be referenced as a selling securityholder in this prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement.

        If:

          (1)   on or prior to the 180th day after June 11, 2003, the shelf registration statement of which this prospectus is a part has not been declared effective by the SEC; or

          (2)   after the shelf registration statement of which this prospectus is a part has been declared effective, such shelf registration statement ceases to be effective, or this prospectus ceases to be usable (subject to certain exceptions) in connection with resales of notes and the common stock issuable upon the conversion of the notes, in accordance with and during the periods specified in the registration rights agreement and (A) unless we declare a suspension period to be in effect, we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or 90th day, as the case may be,

(we refer to each such event described above in clauses (1) and (2) as a registration default), interest amounts will accrue on the notes and the underlying shares of common stock that are registrable securities, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any common stock issued upon conversion of the notes that are registrable securities). We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay interest amounts remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

        We gave notice of our intention to file the shelf registration statement of which this prospectus is a part, which we refer to as a filing notice, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture.

        We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. Holders will need to complete the notice and questionnaire (available from us) prior to any intended distribution of their registrable securities pursuant to the shelf registration statement of which this prospectus is a part. We refer to this form of notice and questionnaire as the "questionnaire." Holders are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that they can be referenced as a selling securityholder in this prospectus. Upon receipt of completed questionnaires after the effectiveness of the shelf registration statement of which this prospectus is a part, we will, within five business days, file any amendments or supplements to the shelf registration statement so that such holders may use this prospectus, subject to our right to suspend its use under certain circumstances.

        We will pay all registration expenses of the shelf registration of the securities covered by this prospectus, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of this prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

Satisfaction and Discharge

        We may discharge certain of our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and will be construed in accordance with, the law of the State of New York.

Concerning the Trustee

        U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We have initially issued the notes in the form of two global securities. The global securities have been deposited with the trustee as custodian for the Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and any interest amounts on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or any interest amounts on, the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

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